UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 26, 2013

GOFF, CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-176509	27-3129919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Carrera 43 A # 1-50, Torre Proteccion Piso 6, San Fernando Plaza Medellin, Colombia		N/A
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (087) 154-7690

9 NOF Commercial Centre Industrial Park, Old Mallow Rd, Cork City, Ireland
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities
Item 5.03 Amendments to Articles of Incorporation or Bylaws

Consulting Agreement

On February 28, 2013 we entered into a consulting agreement with our sole officer and director, Warwick Calasse, regarding the provision of his management services as president and chief executive officer of the our company.  The term of the agreement is 12 months, subject to renewal or early termination by mutual consent of the parties.  In consideration of Mr. Calasse’s services for the 12 month term, on February 28, 2013, we issued to Mr. Calasse 100,000,000 shares of our common stock.  As a result of the transaction, Mr. Calasse owns approximately 54.08% of our currently issued and outstanding common shares.

Creation of Preferred Shares

On March 4, 2012, further to the consent of the holders of a majority of our common shares, we filed a Certificate of Amendment with the Nevada Secretary of State to authorize 100,000,000 preferred shares with a par value of $0.01.  Pursuant to the amendment, our board of directors may fix and determine the designations, rights, preferences or other variations of each class or series of preferred stock issued from time to time.   Our authorized capital will now consists of 1,875,000,000 shares of common stock and 100,000,000 shares of preferred stock, each with a par value of $0.001.  There are 386,000,000 common shares outstanding as at the date of this report, and no preferred shares outstanding.

Item 9.01 Financial Statements and Exhibits

3.1 Certificate of Amendment filed with the Nevada Secretary of State, dated March 4, 2013

10.1 Consulting Agreement with Warwick Calasse

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOFF, CORP.

/s/ Warwick Calasse
Warwick Calasse
Director

Date: March 4, 2013